UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Zoom Communications, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee
(Check all boxes that apply):
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) and 0-11.

ZOOM COMMUNICATIONS, INC.
55 ALMADEN BLVD., 6TH FLOOR
SAN JOSE, CALIFORNIA 95113
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON THURSDAY, JUNE 11, 2026
Dear Stockholders of Zoom Communications, Inc.:
We cordially invite you to attend the 2026 annual meeting of stockholders (the “Annual Meeting”) of Zoom Communications, Inc., a Delaware corporation, which will be held as a virtual meeting on Thursday, June 11, 2026 at 10:00 a.m. Pacific Time. You can attend the Annual Meeting via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/ZM2026 where you will be able to view the meeting live, submit questions (before and during the meeting) and vote online.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect the two nominees for Class I directors named in the accompanying proxy statement to serve until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2027;
3.To solicit an advisory vote to approve the compensation of our named executive officers; and
4.To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on April 13, 2026 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record on April 13, 2026 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 30, 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting.
We appreciate your continued support of Zoom.

By order of the Board of Directors,

/s/ Eric S. Yuan
Eric S. Yuan
President, Chief Executive Officer and Chairman of the Board
San Jose, California
April 30, 2026

i.

ii.

ZOOM COMMUNICATIONS, INC.
PROXY STATEMENT
FOR 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON THURSDAY, JUNE 11, 2026
We are providing you with these proxy materials in connection with the solicitation of proxies by our board of directors (the “Board of Directors” or “Board”) for use at the 2026 annual meeting of stockholders of Zoom Communications, Inc., a Delaware corporation (the "Company"), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held as a virtual meeting on Thursday, June 11, 2026 at 10:00 a.m. Pacific Time via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/ZM2026 where you will be able to listen to the meeting live, submit questions (before and during the meeting) and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 30, 2026 to all stockholders entitled to vote at the Annual Meeting.
A list of stockholders entitled to vote will be available for a period of 10 days ending on the day immediately prior to the Annual Meeting at our headquarters, 55 Almaden Blvd., 6th Floor, San Jose, California 95113. If you would like to view the stockholder list, please contact our Investor Relations department via email at investors@zoom.us or at 1-888-799-9666 to schedule an appointment.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why are you holding a virtual Annual Meeting?
Our Annual Meeting will be held solely in a virtual format, which will be conducted via a live video webcast and online stockholder tools. We are using the virtual format to facilitate stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting and as time permits.
How do I attend the Annual Meeting?
You will be able to attend the virtual Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the virtual meeting by visiting www.virtualshareholdermeeting.com/ZM2026. To participate in the Annual Meeting online, you will need the control number included on your proxy card. The Annual Meeting webcast will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:55 a.m. Pacific Time and you should allow sufficient time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting website log-in page.
1.

What matters am I voting on?
You will be voting on:
•the election of the two nominees for Class I directors named herein to serve until our 2029 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2027;
•advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and
•any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends a vote:
•“FOR” the election of Eric S. Yuan and Lieut. Gen. H.R. McMaster as Class I directors;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2027; and
•“FOR” advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules.
Who is entitled to vote?
Holders of either class of our common stock as of the close of business on April 13, 2026 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, there were 266,044,474 shares of our Class A common stock outstanding and 28,697,070 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.  Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures, including any requirements to obtain a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
2.

How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 10, 2026 (have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone until 11:59 p.m. Eastern Time on June 10, 2026 at 1-800-690-6903 (be sure to have your Notice or proxy card in hand when you call);
•by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or
•by attending and voting at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ZM2026, where stockholders may vote and submit questions (before and during) the Annual Meeting (have your Notice or proxy card in hand when you visit the website).
Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. You must follow the instructions provided by your brokerage firm, bank, or other similar organization for your bank, broker or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your Notice or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your Notice or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain a valid legal proxy. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain a valid legal proxy either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.
What is the vote required to approve each proposal?
•Proposal No. 1: The election of directors requires a plurality of the votes of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2027, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. We do not expect any broker non-votes on this proposal.
3.

•Proposal No. 3: Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or represented by proxy, of a majority of the voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Secretary of Zoom Communications, Inc., in writing received at the following address by the close of business on the business day immediately preceding the Annual Meeting, at Zoom Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113; or
•attending and voting at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Eric S. Yuan and Michelle Chang have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 30, 2026 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
4.

How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, online, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on the sole “routine” matter being voted on at the Annual Meeting: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2027. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
Zoom Communications, Inc.
Attention: Investor Relations
55 Almaden Blvd., 6th Floor
San Jose, California 95113
Tel: 1-888-799-9666
Email: investors@zoom.us
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
5.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 31, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Zoom Communications, Inc.
Attention: Corporate Secretary
55 Almaden Blvd., 6th Floor
San Jose, California 95113
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2027 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•not earlier than February 11, 2027; and
•not later than the close of business on March 13, 2027.
In the event that we hold the 2027 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2027 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to the 2027 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of our 2027 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Recommendations of Director Candidates
Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
6.

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
You may contact our Secretary at the address set forth above for a copy of the relevant amended and restated bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
7.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board of Directors, which is currently composed of eight members. Seven of our directors are independent within the meaning of the listing standards of The Nasdaq Stock Market. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
During fiscal year 2026, Mr. Peter Gassner resigned as a member of our Board of Directors. In connection with his resignation, our Board of Directors reduced the size of the board to eight members.
The following table sets forth the names, ages as of March 31, 2026, and certain other information for each of the members of our Board of Directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board of Directors:

Directors with Terms Expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Eric S. Yuan	I	56	President, Chief Executive Officer and Chairman of the Board	2011	2026	2029
Lieut. Gen. H.R. McMaster(3)(4)	I	62	Director	2020	2026	2029
Continuing Directors
Jonathan Chadwick(1)	II	59	Director	2017	2027	—
Cindy Hoots(1)(4)	II	57	Director	2023	2027	—
Dan Scheinman(1)(2)	II	62	Lead Independent Director	2013	2027	—
Michael Fenger(3)	III	58	Director	2024	2028	—
William R. McDermott(2)	III	63	Director	2022	2028	—
Santiago Subotovsky(2)(3)	III	47	Director	2014	2028	—
_______________
(1)Member of our Audit Committee
(2)Member of our Compensation Committee
(3)Member of our Nominating and Corporate Governance Committee
(4)Member of our Cybersecurity Risk Management Committee

Nominees for Director
Eric S. Yuan. Mr. Yuan is the founder of our Company and has served as the Chairman of our Board of Directors, President and Chief Executive Officer since June 2011. From May 2007 to June 2011, Mr. Yuan served as Corporate Vice President of Engineering at Cisco. Mr. Yuan served in various roles, most recently as Vice President of Engineering, at WebEx Communications, Inc. ("WebEx"), an internet company, from August 1997 until its acquisition by Cisco in May 2007. Mr. Yuan currently serves on the board of directors of Intuit, Inc., a financial software company, and is a nominee for election to the board of directors of ServiceNow, Inc. (“ServiceNow”), a digital workflow company, at ServiceNow’s 2026 annual meeting of stockholders to be held on May 21, 2026. Mr.
8.

Yuan holds a Bachelor’s degree in Applied Math from Shandong University of Science & Technology and a Master’s degree in engineering from China University of Mining & Technology.
Mr. Yuan was selected to serve on our Board of Directors because of the perspective and experience he brings as our founder, as well as his extensive experience with technology companies.
Lieut. Gen. H.R. McMaster, U.S. Army, retired. General McMaster has served as a member of our Board of Directors since May 2020. Since September 2018, he has served at Stanford University as the Fouad and Michelle Ajami Senior Fellow at the Hoover Institution, the Susan and Bernard Liautaud Fellow at the Freeman Spogli Institute and as lecturer at the Graduate School of Business. He served as a commissioned officer in the United States Army for 34 years until his retirement in June 2018. From February 2017 to April 2018, General McMaster was the 25th Assistant to the President for National Security Affairs. He previously served on the board of NRx Pharmaceuticals, Inc. General McMaster holds a B.S. from the United States Military Academy at West Point and a M.A. and Ph.D. in History from the University of North Carolina at Chapel Hill.
We believe General McMaster is qualified to serve as a member of our Board of Directors because of his significant experience in leading large organizations, his knowledge of foreign affairs, and his expertise in strategic assessment and planning.
Continuing Directors
Jonathan Chadwick. Mr. Chadwick has served as a member of our Board of Directors since September 2017. Since April 2016, Mr. Chadwick has been a private investor. From November 2012 to April 2016, Mr. Chadwick served as Chief Financial Officer, Chief Operating Officer and Executive Vice President of VMware, Inc., a virtualization and cloud infrastructure solutions company. From March 2011 until October 2011, he served as the Chief Financial Officer of Skype Communications S.a.r.l., a voice over IP (VoIP) service company, and from October 2011 until November 2012, as a Corporate Vice President of Microsoft Corporation, a technology company, after its acquisition of Skype Communications S.a.r.l. From June 2010 until February 2011, Mr. Chadwick served as Executive Vice President and Chief Financial Officer of McAfee, Inc., a security software company, until its acquisition by Intel Corporation. From September 1997 until June 2010, Mr. Chadwick served in various executive roles at Cisco Systems, Inc. (“Cisco”), a multinational technology company. He also worked for Coopers & Lybrand, an accounting firm (now PricewaterhouseCoopers) in various roles in the United States and United Kingdom. He currently serves on the boards of directors of ServiceNow, a digital workflow company, Samsara Inc., an IoT software company, and various private companies. He previously served on the board of directors of Confluent, Inc., a data infrastructure company (acquired by IBM), Elastic N.V., a search and data analysis company, Cognizant Technology Solutions Corporation, an IT business services provider, and F5 Networks, Inc., an application networking delivery company. Mr. Chadwick qualified as a Chartered Accountant in England and holds a B.Sc. degree in Electrical and Electronic Engineering from the University of Bath.
We believe Mr. Chadwick is qualified to serve as a member of our Board of Directors because of his significant financial expertise as a Chief Financial Officer and service on the boards of directors of various public companies.
Cindy Hoots. Ms. Hoots has served as a member of our Board of Directors since January 2023. Ms. Hoots served as the Chief Digital Officer and Chief Information Officer at AstraZeneca PLC, a pharmaceutical company, from January 2020 until April 2026. From January 2018 to December 2019, she served as Global Vice President of Technology of Unilever PLC, a multinational consumer goods company. Prior to joining Unilever, Ms. Hoots served as Vice President of Next Generation Products, Commercial and Digital Transformation at British American Tobacco plc, a multinational tobacco manufacturing company, from 2016 to 2018. Ms. Hoots holds a B.S. in computer information systems from DeVry Institute of Technology.
We believe Ms. Hoots is qualified to serve as a member of our Board of Directors because of her significant cybersecurity and technology expertise.
9.

Dan Scheinman. Mr. Scheinman has served as a member of our Board of Directors since January 2013. Since April 2011, Mr. Scheinman has been an angel investor. From January 1997 to April 2011, Mr. Scheinman served in various roles at Cisco, most recently as Senior Vice President, Cisco Media Solutions Group. He currently serves on the boards of directors of Arista Networks, Inc., a cloud networking company, SentinelOne, Inc., a cybersecurity company, and several private companies. Mr. Scheinman holds a B.A. degree in Politics from Brandeis University and a J.D. from the Duke University School of Law.
We believe Mr. Scheinman is qualified to serve as a member of our Board of Directors because of his significant knowledge of our Company and the technology industry.
Michael Fenger. Mr. Fenger has served as a member of our Board of Directors since August 2024. Mr. Fenger has served as the Vice President, Worldwide Sales at Apple Inc. (“Apple”), a technology company, since 2019, and previously as its Vice President, Global iPhone Sales. Before joining Apple, he held senior positions at General Electric Company, a high-tech industrial conglomerate, and Motorola, Inc., a telecommunications company, where he helped develop and execute strategy for sales, operations, marketing, and supply chain management in the Americas, Europe, and Greater China. Mr. Fenger holds a B.A. degree in economics from Miami University.
We believe Mr. Fenger is qualified to serve as a member of our Board of Directors because of his extensive leadership experience in public companies in the technology sector.

William R. McDermott. Mr. McDermott has served as a member of our Board of Directors since March 2022. Mr. McDermott has served as the Chief Executive Officer and a member of the board of directors of ServiceNow since November 2019 and was appointed Chairman of ServiceNow's board of directors in October 2022. From 2010 through 2014, Mr. McDermott served as Co-Chief Executive Officer, and from 2014 until October 2019, as sole Chief Executive Officer, of SAP SE (“SAP”), a multinational software company providing enterprise software. Mr. McDermott joined SAP in 2002 as Chief Executive Officer of SAP America, Inc., and served on the SAP Executive Board from 2008 until October 2019. Prior to joining SAP, Mr. McDermott served as Executive Vice President of Worldwide Sales and Operations at Siebel Systems, Inc. from 2001 to 2002 and served as President of Gartner, Inc. from 2000 to 2001. Mr. McDermott currently serves on the board of directors of Figma, Inc., a collaborate design software company. Mr. McDermott previously served on the board of directors of Fisker Inc., an automotive technology company, Under Armour, Inc., a sporting goods company, ANSYS, Inc., a provider of engineering and simulation software and technologies, and SecureWorks Corp., a provider of intelligence-driven information security solutions. Mr. McDermott holds a B.A. in business management from Dowling College and an M.B.A from Northwestern University’s Kellogg School of Management, and has completed the Executive Development Program at the Wharton School of Business.

We believe Mr. McDermott is qualified to serve as a member of our Board of Directors because of his significant expertise as a Chief Executive Officer in the technology industry and service on the boards of directors of various public companies.
Santiago Subotovsky. Mr. Subotovsky has served as a member of our Board of Directors since December 2014. Mr. Subotovsky is a General Partner at Emergence Capital, a venture capital firm, and has been with that firm since 2010. In 1999, Mr. Subotovsky founded AXG Tecnonexo, an e-learning vendor in Latin America. Mr. Subotovsky currently serves on the boards of directors of several private companies. He holds a B.S. in Economics from Universidad de San Andrés in Argentina and an MBA from Harvard Business School. Mr. Subotovsky is an Endeavor Entrepreneur and Kauffman Fellow.

We believe Mr. Subotovsky is qualified to serve on our Board of Directors because of his market knowledge and his experience serving as a director of various private companies.
Director Independence
Our Class A common stock is listed on the Nasdaq Global Select Market. Under the listing standards of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors
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and under our Corporate Governance Guidelines, independent directors must comprise at least three-quarters of our Board of Directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of The Nasdaq Stock Market. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of The Nasdaq Stock Market.
Our Board of Directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that each of Ms. Hoots, General McMaster, and Messrs. Chadwick, Fenger, McDermott, Scheinman, and Subotovsky do not have a relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the listing standards of The Nasdaq Stock Market. In addition, our Board of Directors previously determined that each of Peter Gassner and Janet Napolitano, who served as directors for a portion of fiscal 2026, was “independent” as that term is defined under the listing standards of The Nasdaq Stock Market. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure
Eric S. Yuan currently serves as both the Chairman of our Board of Directors and as our Chief Executive Officer. Our independent directors, led by our Lead Independent Director bring experience, oversight and expertise from outside of our Company, while Mr. Yuan brings company-specific experience and expertise. As our founder, Mr. Yuan is best positioned to identify strategic priorities, lead critical discussion and execute our business plans. We believe that the structure of our Board of Directors and its committees provides effective independent oversight of management while Mr. Yuan’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.
Lead Independent Director
Our Corporate Governance Guidelines provide that if the Chairman of our Board of Directors is not an independent director, our independent directors will designate one of the independent directors to serve as Lead Independent Director. Because Mr. Yuan is our Chairman and Chief Executive Officer, our Board of Directors, including the independent directors, has appointed Dan Scheinman to serve as our Lead Independent Director. As Lead Independent Director, Mr. Scheinman presides over regularly scheduled executive sessions of our independent directors, coordinates activities of the independent directors, presides over any portions of meetings of our Board of Directors at which the performance of our Board of Directors is presented or discussed, and performs such additional duties as our Board of Directors otherwise determines and delegates.
Board and Stockholder Meetings and Committees
During our fiscal year ended January 31, 2026, our Board of Directors held four meetings (including regularly scheduled and special meetings), and each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.
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We encourage our directors to attend our annual meeting of stockholders. All but three of our then-serving directors attended the annual meeting of stockholders in 2025. The three directors who were unable to attend had scheduling conflicts.
Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Cybersecurity Risk Management Committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.
Audit Committee
Our Audit Committee consists of Messrs. Chadwick and Scheinman and Ms. Hoots. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements under the listing standards of The Nasdaq Stock Market and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Chadwick. Our Board of Directors has determined that Mr. Chadwick is an “audit committee financial expert” within the meaning of SEC regulations. Each director who served on our Audit Committee during fiscal year 2026 can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of his or her employment.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:
•helping our Board of Directors oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related party transactions; and
•pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. A copy of the charter of our Audit Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2026, our Audit Committee held four meetings.
Compensation Committee
Our Compensation Committee consists of Messrs. McDermott, Scheinman and Subotovsky. The chair of our Compensation Committee is Mr. Scheinman. Our Board of Directors has determined that each member of the Compensation Committee is independent, under the listing standards of The Nasdaq Stock Market, and each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
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The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•reviewing and recommending to our Board of Directors the compensation of our directors;
•administering our equity incentive plans and other benefit programs;
•reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. A copy of the charter of our Compensation Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2026, our Compensation Committee held four meetings.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of General McMaster and Messrs. Fenger and Subotovsky. The chair of our Nominating and Corporate Governance Committee is Mr. Subotovsky. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of The Nasdaq Stock Market.
Specific responsibilities of our Nominating and Corporate Governance Committee include:
•considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•developing and making recommendations to our Board of Directors regarding corporate governance guidelines and related matters;
•overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors;
•reviewing our Company’s practices and initiatives with respect to environmental, social and governance (“ESG”) matters expected to have a significant impact on our Company’s performance, business activities or reputation; and
•reviewing our Company’s succession planning process for our Chief Executive Officer and other members of our executive management team, and assisting our Board of Directors in evaluating potential successors for these roles.
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of The Nasdaq Stock Market. A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2026, our Nominating and Corporate Governance Committee held four meetings.
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Cybersecurity Risk Management Committee
Our Cybersecurity Risk Management Committee consists of Ms. Hoots and General McMaster. The chair of our Cybersecurity Risk Management Committee is Ms. Hoots.
Specific responsibilities of our Cybersecurity Risk Management Committee include:
•overseeing the quality and effectiveness of our policies and procedures with respect to our information technology and network systems, including encryption, network security and data security, as well as access to such systems;
•reviewing and providing oversight on our policies and procedures in preparation for responding to any data security incidents; and
•overseeing management of internal and external risks related to our information technology systems and processes, including encryption, network security, data security, risk management frameworks, and any internal or third-party audits of such systems and processes.

A copy of the charter of our Cybersecurity Risk Management Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2026, our Cybersecurity Risk Management Committee held four meetings.
Compensation Committee Interlocks and Insider Participation
As mentioned above, our Compensation Committee consists of Messrs. McDermott, Scheinman and Subotovsky and no other person served as a member of our Compensation Committee during the year ended January 31, 2026. None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, including director candidates nominated by stockholders, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all Board of Directors and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
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Our Board of Directors believes that it should be a diverse body, and our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. As set forth in our Corporate Governance Guidelines, in making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee considers, among other factors, diversity of personal background, professional experience, education, skills, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. Our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual Board of Directors and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Chief Legal Officer or our Legal Department in writing at Zoom Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also nominate directors for elections at an annual meeting of stockholders. Any nomination must comply with the requirements set forth in our amended and restated bylaws. See “Questions and Answers About These Proxy Materials and Voting—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?” above for more information.

Communications with the Board of Directors
Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors and mailing the correspondence to our Chief Legal Officer at Zoom Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113. If an interested party wishes to contact the independent members of our Board of Directors, the interested party should address such communication to the attention of the Lead Independent Director at the address above. Our Chief Legal Officer in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairman of our Board of Directors.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct
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and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at https://investors.zoom.us/corporate-governance. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cybersecurity, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of our senior management team at quarterly meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.
While our Board of Directors is ultimately responsible for risk oversight, our board committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies.
Our Cybersecurity Risk Management Committee and our Board of Directors address the primary cybersecurity risks associated with our business. Our Cybersecurity Risk Management Committee assists our Board of Directors in fulfilling its oversight responsibility. Our Board of Directors appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In particular, our Board of Directors is committed to the identification, timely detection, protection against, appropriate response to, and mitigation of the effects of cybersecurity threats or incidents on Zoom. Our Cybersecurity Risk Management Committee actively engages in such activities as (i) considering input from the Zoom cybersecurity team and others to better understand the threats to the security of Zoom's services and their impact on Zoom’s business and (ii) evaluating methods for validating the effectiveness of Zoom’s cybersecurity efforts. In particular, our Chief Information Security Officer provides regular briefings to our senior management and our Cybersecurity Risk Management Committee concerning relevant cybersecurity risks and the processes we have implemented to address them. Our Cybersecurity Risk Management Committee, and our Board of Directors also receive various reports, summaries, and presentations related to cybersecurity threats, risks, and mitigations.
At periodic meetings of our Board of Directors and its committees, management reports to and seeks guidance from our Board of Directors and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and compliance related
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risks. In addition, among other matters, management provides our Audit Committee periodic reports on our compliance programs and investment policy and practices.
Insider Trading Policy

We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended January 31, 2026. In addition, it is the Company’s intent to comply with applicable laws and regulations relating to insider trading.
Prohibition on Hedging, Short Sales and Pledging
Our insider trading policy prohibits our directors, officers, employees, and agents (such as consultants and independent contractors) from engaging in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan. Further, our insider trading policy provides that our directors and executive officers may only trade in our securities through a 10b5-1 trading plan.
Environmental, Social, and Governance ("ESG")
Environmental, social and governance (“ESG”) considerations are woven throughout our business and we are committed to maintaining a strong sustainability and ESG program and providing transparent disclosures of our initiatives. The Nominating and Corporate Governance Committee has oversight of our practices and initiatives with respect to ESG matters expected to have a significant impact on the business. The sustainability and ESG program reports into Compliance and Ethics within the Legal organization, and focuses on customer engagement, reporting and disclosure and operational execution. In 2025, we released our fiscal year 2025 Impact Report, which aligned with the Sustainability Accounting Standards Board (SASB) reporting standards, and included information regarding our ESG initiatives and policies, our environmental performance, governance practices, and our customer and our community engagement. This report, along with further information about our ESG initiatives and policies, is available on our investor relations website. Content available on our website is not incorporated herein and is not part of this proxy statement. We plan to release our fiscal year 2026 Impact Report later in the year.
Non-Employee Director Compensation
We maintain a Non-Employee Director Compensation Policy that provides for cash and equity compensation to directors who are not also serving as an employee or consultant to us (each an “Eligible Director”). The Non-Employee Director Compensation Policy was originally approved by our Board of Directors and effective in May 2019. Our Compensation Committee and Board of Directors periodically review the compensation for our Eligible Directors, with the assistance of their independent compensation consultant, Aon's Human Capital Solutions practice (formerly known as Radford), a division of Aon plc (“Aon”), including by reference to the peer group of companies used for executive compensation purposes and general trends and best practices in our industry for director compensation. When updating the Non-Employee Director Compensation Policy, our Compensation Committee and Board of Directors carefully consider market data analysis and recommendations from Aon, as well as the increased demands on, and time commitment required by, our directors.
The current Non-Employee Director Compensation Policy (which was also effective for fiscal 2026) is described below.
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Annual Cash Compensation
1.Annual Board Service Retainer:
a.All Eligible Directors: $45,000
b.Chairperson or Lead Independent Director (in lieu of above): $65,000
2.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $12,500
b.Member of the Compensation Committee: $10,000
c.Member of the Nominating and Corporate Governance Committee: $5,000
d.Member of the Cybersecurity Risk Management Committee: $10,000
3.Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.Chairperson of the Audit Committee: $27,500
b.Chairperson of the Compensation Committee: $20,000
c.Chairperson of the Nominating and Corporate Governance Committee: $10,000
d.Chairperson of the Cybersecurity Risk Management Committee: $20,000

Equity Compensation
Under the Non-Employee Director Compensation Policy terms in place for fiscal 2026, each Eligible Director is eligible to receive a restricted stock unit ("RSU") calculated based on a grant value of $275,000 (the “Target RSU”). The RSU is automatically granted to each Eligible Director at the following times and is pro-rated as described below. All of the RSUs granted under the Non-Employee Director Compensation Policy are granted under the 2019 Equity Incentive Plan (the “2019 Plan”).
Initial Appointment: At the time an Eligible Director is first elected or appointed to the Board of Directors, on the date of such Eligible Director’s initial election or appointment to the Board (the “Eligibility Date”), such Eligible Director receives the Target RSU (the “Initial Grant”), pro-rated by the percentage (not to exceed 100%) obtained by dividing the total number of expected calendar days remaining until the first annual meeting of the Company’s stockholders (the “annual meeting”) occurring after the Eligibility Date by 365. The Initial Grant fully vests as of the day immediately preceding the first annual meeting date (or, if sooner, the one-year anniversary of the grant date of the Initial Grant), subject to the Eligible Director’s continuous service (as defined in the 2019 Plan) through each such applicable vesting date. If an Eligible Director is first elected or appointed to the Board of Directors on the date of an annual meeting, such Eligible Director receives the Annual Grant (defined below) instead of an Initial Grant.
Re-Election: On the date of each of our annual meetings of stockholders, commencing on the applicable meeting date as described below, each Eligible Director who is (i) nominated at such annual meeting to be re-elected to the Board of Directors to serve a three-year term and (ii) continues to serve as a non-employee member of the Board of Directors following such annual meeting is granted the Target RSUs (each, an “Annual Grant”).
All RSUs granted pursuant to the Non-Employee Director Compensation Policy will accelerate and vest in full upon (i) the Eligible Director’s death or disability (as defined in the 2019 Plan) or (ii) a change in control (as defined in the 2019 Plan), subject to the Eligible Director’s continuous service through such date.
The number of shares underlying each RSU granted under the Non-Employee Director Compensation Policy is determined by dividing the applicable grant value for such RSU (as pro-rated if applicable) by a 60-trading day trailing average closing stock price of our Class A common stock. The Compensation Committee uses the 60-
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trading day trailing average closing price, rather than a single day stock price on the date of grant, in order to provide a more stabilized stock value less susceptible to possible swings in the market. The Compensation Committee understands that this process can result in the ultimate grant date fair value of an award as required to be reported in the Director Compensation Table under Financial Accounting Standard Board ASC Topic 718
("ASC 718") being higher or lower than the Target RSU value, but has considered, in consultation with Aon, various approaches to granting equity awards, each of which have advantages and disadvantages, and determined that the process described above is the most appropriate for Zoom at this time.

Non-Employee Director Compensation for Fiscal Year 2026
The following table provides information regarding the total compensation that was earned by each of our non-employee directors in our fiscal year ended January 31, 2026.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jonathan Chadwick	72,500	277,360	349,860
Michael Fenger	50,000	277,360	327,360
Cindy Hoots	77,500	277,360	354,860
William R. McDermott	55,000	277,360	332,360
Lieut. Gen. H.R. McMaster	60,000	277,360	337,360
Dan Scheinman	97,500	277,360	374,860
Santiago Subotovsky	65,000	277,360	342,360
Peter Gassner(2)	26,250	277,360	303,610
Janet Napolitano(3)	20,027	—	20,027
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(1)Amounts reported represent the aggregate grant date fair value of RSUs granted to our directors during the fiscal year ended January 31, 2026 under our 2019 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. This amount does not reflect the actual economic value that may be realized by the non-employee director. Each of the RSUs reflected in the table above represent the Annual Grant granted to each relevant director on the date of our 2025 annual meeting of stockholders pursuant to our Non-Employee Director Compensation Policy.
(2)Mr. Gassner resigned from our Board of Directors effective August 31, 2025.
(3)Ms. Napolitano served until our annual meeting held in 2025.

The following table provides information on the aggregate number of shares of our Class A common stock underlying outstanding and unexercised stock options and unvested RSUs held by our non-employee directors as of
January 31, 2026.

Director	Number of RSUs outstanding as of January 31, 2026	Number of Shares Underlying Outstanding Options as of January 31, 2026
Jonathan Chadwick	3,583	—
Michael Fenger	3,583	—
Cindy Hoots	3,583	—
William R. McDermott	3,583	—
Lieut. Gen. H.R. McMaster	3,583	—
Dan Scheinman	3,583	80,000
Santiago Subotovsky	3,583	—
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Mr. Yuan, our Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for additional information about the compensation paid to Mr. Yuan.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of eight members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company.
Nominees
There are currently two directors in Class I, Eric Yuan and Lieut. Gen. H.R. McMaster, both of whose terms of office are set to expire at the Annual Meeting. Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, each of Eric Yuan and Lieut. Gen. H.R. McMaster as nominees for election as Class I directors at the Annual Meeting. If elected, each of Mr. Yuan and General McMaster will serve as Class I directors until our 2029 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company and was previously elected by our stockholders. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “For” the election of Mr. Yuan and General McMaster. Each person nominated for election has agreed to serve if elected, and our management has no reason to believe that any nominee will be unable to serve; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.
21.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending January 31, 2027. During our fiscal year ended January 31, 2026, KPMG served as our independent registered public accounting firm.
Notwithstanding the appointment of KPMG and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending January 31, 2027. Our Audit Committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of KPMG, our Board of Directors may reconsider the appointment.
Principal Accountant Fees and Services
The following table presents fees for professional audit services and other services rendered to our Company by KPMG for our fiscal years ended January 31, 2026 and 2025.

	Fiscal Year
	2026	2025
Audit Fees(1)	$5,796,633	$5,496,956
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$5,796,633	$5,496,956
_______________
(1)Audit fees consist of professional services provided in connection with the audit of our annual consolidated financial statements (which was an integrated audit for fiscal years 2026 and 2025), the review of our unaudited quarterly consolidated financial statements, foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
Auditor Independence
Pursuant to its charter and the policy described further below, our Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG.
22.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services rendered by KPMG for our fiscal years ended January 31, 2025 and 2026 were pre-approved by our Audit Committee and our Audit Committee determined that the provision of such services did not impair KPMG’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

23.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our Company successfully in a competitive environment.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board of Directors, and, accordingly, our Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

The next scheduled say-on-pay vote will be held at the 2027 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

24.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at https://investors.zoom.us/corporate-governance. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, the management of the company is responsible for (i) establishing and maintaining internal controls and (ii) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•reviewed and discussed the audited financial statements with management and KPMG;
•discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the Audit Committee’s review and discussions with management and KPMG described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Jonathan Chadwick (Chair)
Cindy Hoots
Dan Scheinman
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
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EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2026. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Eric S. Yuan	56	President, Chief Executive Officer and Chairman of the Board
Aparna Bawa	48	Chief Operating Officer
Michelle Chang	51	Chief Financial Officer
Velchamy Sankarlingam	58	President of Product and Engineering

On April 2, 2026, the Company announced that Ms. Bawa resigned from her role at the Company effective May 8, 2026.
Eric S. Yuan. Biographical information for Mr. Yuan is presented under “Board of Directors and Corporate Governance” above.
Aparna Bawa. Ms. Bawa has served as our Chief Operating Officer since May 2020 and served as our Secretary from February 2024 to February 2025. She previously served as our interim Chief Legal Officer from May 2020 to February 2024, our Chief Legal Officer from August 2019 to May 2020, our General Counsel from September 2018 to May 2020, and as our Secretary from December 2018 to November 2020. Prior to joining us, Ms. Bawa served as Senior Vice President and General Counsel of Magento, Inc., an e-commerce platform company, from June 2017 until its acquisition by Adobe Inc. in June 2018. From November 2012 to May 2017, Ms. Bawa served as Vice President, General Counsel and Secretary of Nimble Storage, Inc., an enterprise flash storage company, which was acquired by Hewlett Packard Enterprise in April 2017. Ms. Bawa holds a B.Sc. in Accounting from Marquette University and a J.D. from Harvard Law School.
Michelle Chang. Ms. Chang has served as our Chief Financial Officer since October 2024. Prior to joining us, Ms. Chang served in various leadership positions at Microsoft Corporation, a technology company, over 20 years, including the Chief Financial Officer and Corporate Vice President of the Commercial Sales and Partner Organization from August 2022 until October 2024 and Chief Financial Officer of Modern Workplace and Security from November 2017 to August 2022. Ms. Chang holds a B.A. in Business-Accounting from the University of Washington.
Velchamy Sankarlingam. Mr. Sankarlingam has served as our President of Product and Engineering since June 2020. Prior to joining us, Mr. Sankarlingam was at VMware, a provider of cloud computing and virtualization software and services, from June 2010 to June 2020, where he served various roles, most recently as Senior Vice President, Cloud Services Development and Operations. Prior to that, he served in various positions at Cisco Webex from June 2003 to June 2010. Mr. Sankarlingam has also worked at IBM, Accenture, Standard Microsystems and Network Computing Devices. Mr. Sankarlingam holds a B.E. in Electronics and Communication Engineering from College of Engineering, Guindy, Chennai in India, a M.S. in Computer Science from Northern Illinois University, a M.S. in Business and Policy from Stony Brook University and completed the Stanford Executive Program at Stanford University.

26.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation policies and analyzes how and why our Compensation Committee arrived at specific compensation decisions for the fiscal year ended January 31, 2026, or fiscal 2026, for the individuals listed below, collectively referred to as our “named executive officers” or “NEOs.”

Our named executive officers for fiscal 2026 are:

Name(1)	Position(s)
Eric S. Yuan	President and Chief Executive Officer (principal executive officer)
Michelle Chang	Chief Financial Officer (principal financial officer)
Aparna Bawa(2)	Chief Operating Officer
Velchamy Sankarlingam	President of Product and Engineering
_______________
(1) Aside from the individuals described above, we did not have any other executive officers (as defined in Rule 3b-7 under the Exchange Act) serving at the end of fiscal 2026 and we did not have any other executive officers serving during fiscal 2026 who would otherwise qualify as “named executive officers” pursuant to SEC rules and guidance.
(2) On April 2, 2026, the Company announced that Ms. Bawa resigned from her role at the Company effective May 8, 2026.

Executive Summary

As we continue to grow our business, we continue to transform our compensation program to reflect our evolution into a more mature business. We remain committed to a straightforward, transparent compensation structure, designed to best motivate our executive officers and drive long-term value creation for our stockholders. While our compensation historically favored equity over cash compensation, we are transitioning to a compensation structure that introduces larger performance cash bonus opportunities to better reflect market practices.

Summary of Fiscal 2026 Performance

In fiscal 2026, we sharpened our focus as an AI-first work platform, executed on our strategy and reinforced our core values. Our performance in fiscal 2026 reflects the increasing value of our platform, with innovations like AI Companion 3.0, as our platform expands and evolves into an AI-powered system of action for modern work. We bridge work both inside and outside the organization — across collaboration, customer experience, and employee experience — using AI to take conversations all the way to completion.

The following fiscal 2026 business results provide context for stockholders reviewing our executive compensation disclosures:

•Revenue: Total revenue for the fiscal year was $4,868.8 million, up 4.4% year over year.

•Income from Operations: GAAP income from operations for the fiscal year was $1,123.6 million, up from GAAP income from operations of $813.3 million for fiscal year 2025. Non-GAAP income from operations for the fiscal year was $1,967.2 million, up from $1,837.9 million for fiscal year 2025.1

•Cash Flow: Net cash provided by operating activities was $1,989 million for the fiscal year, up from $1,945.3 million for fiscal year 2025.

1 See Appendix A to this proxy statement for information regarding our use of non-GAAP income from operations, including a reconciliation to its most directly comparable GAAP financial measure.
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Summary of Fiscal 2026 Executive Compensation Program

Based on our operational and financial performance, and in light of the other factors described in this Compensation Discussion and Analysis, the Compensation Committee made the following named executive officer compensation decisions for fiscal 2026:

Base Salary: For fiscal 2026, the base salaries of each of our named executive officers other than Mr. Sankarlingam remained the same as their salaries for fiscal 2025. Mr. Sankarlingam’s base salary increased by 4% to better align with market compensation and to be consistent with the salary budget for his role.

Annual Performance Cash Incentive: Target incentive cash award opportunities for fiscal 2026 were increased for each named executive officer, other than Ms. Chang, as part of our shift towards using more cash for short-term incentives to align with market practices and reduce stock based compensation expense. Effective February 1, 2025, Mr. Yuan’s bonus target, expressed as a percentage of his base salary, was increased to 64% of base salary and Ms. Bawa’s and Mr. Sankarlingam’s bonus targets, expressed as a percentage of their base salaries, were both increased to 49% of base salary. Ms. Chang’s bonus target of 90% of her base salary remained unchanged being aligned with market data for her role.

Our fiscal 2026 performance cash incentive program was based on two rigorous financial performance goals that drive our business: revenue and non-GAAP income from operations. Actual payments under the program were based solely on achievement against those financial metrics, resulting in a payout at 102.6% of each named executive officer’s target annual incentive.

Equity Awards: As part of our transition to increased short-term cash incentive opportunities, we decreased our named executive officers’ equity incentive opportunities in fiscal 2026, granting them performance-vesting RSU awards in fiscal 2026 with target grant values equal to half of the target values of the performance-vesting RSU awards granted to them in fiscal 2025.

Total Compensation: Total compensation reported for our CEO for fiscal 2026 is approximately 62.6% lower than in fiscal 2025 and approximately 95.4% lower than in fiscal 2024, based on total compensation as reported in the Summary Compensation Table. This reduction in total compensation is primarily attributable to the decrease in the value of equity compensation awarded to our CEO. Specifically, we did not grant supplemental equity awards in fiscal 2026, and we did not grant a new four-year ‘‘refresh’’ equity award to our CEO in fiscal 2026 (our CEO last received a four-year ‘‘refresh’’ award in fiscal 2023).

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Early Fiscal 2027 Executive Compensation Changes

In early fiscal 2027, we made a few significant changes to our executive compensation practices. A summary of those changes are below. See section “Fiscal 2027 Executive Compensation Overview” for further details.

Annual Bonus Program. Beginning fiscal 2027, we transitioned completely from our performance-vesting equity grants to an annual cash bonus program. Accordingly, our named executive officers have a higher performance bonus target than in fiscal 2026. The bonus will be based on achievement of key financial and operational goals established by the Compensation Committee.

Base Salaries. In February 2026, we increased the base salaries for Ms. Bawa and Ms. Chang by 4% for fiscal 2027.

Refresh Grants. In fiscal 2026, in response to stockholder feedback, we decided to transition from our practice of granting four-year equity refresh grants in favor of an annual equity grant program focused on smaller annual awards, which allows us to differentiate each year by employee performance.

During this transition, employees will receive a transition award designed to maintain similar expected annual vested value during the period over which the four-year refresh awards complete their vesting and the annual grants start vesting. The size and vesting of the transition grants will vary depending on when an employee’s four-year refresh grant completes its final vesting date.

In fiscal 2027, we began implementing the new annual equity program. Accordingly, Mr. Yuan transitioned to the new annual equity grant program and received an annual equity grant along with a transition equity grant.

Executive Compensation Policies and Practices

We assess the effectiveness of our executive compensation program from time to time and review risk mitigation and governance matters, which include maintaining the following best practices:

What We Do	What We Don’t Do
✓ Emphasize long-term equity incentives
✓ Tie performance cash incentive opportunities to defined business objectives and include a reasonable cap
✓ Provide transparent disclosure of performance incentive targets and payout structure
✓ Assess risks of our compensation program
✓ Maintain a Compensation Committee comprised entirely of independent directors
✓ Retain an independent compensation advisor
✓ Maintain clawback policies

✗ No guaranteed “single-trigger” change in control payments
✗ No tax reimbursements or tax gross-ups on severance or change in control payments
✗ No special executive welfare or health benefits, or special executive retirement plans
✗ No guaranteed salary increases or bonuses
✗ No hedging or pledging of our stock

Advisory Vote on Executive Compensation

At our 2025 Annual Meeting of Stockholders, approximately 81% of the votes cast were voted “FOR” our advisory vote on executive compensation. The Compensation Committee reviews the advisory vote results and feedback from our stockholder engagement activities when making executive compensation decisions.
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The Compensation Committee values the views of our stockholders and we have continued to solicit input from our stockholders throughout the year. In fiscal 2025 and fiscal 2026, we engaged in a dialogue and had informative discussions with several of our institutional stockholders, including one of our largest institutional investors (based on holdings of our Class A common stock), to gain a better understanding of their views regarding our executive compensation program, as well as other governance matters. The feedback from our stockholders and the compensation changes we made over the past two years in response to such feedback and as a result of last year’s say-on-pay advisory vote are described in the table below.

What we heard	How we responded
Stockholders generally expressed a desire to better understand our equity compensation program.	We continue to evolve our equity compensation program. In this proxy statement, we have continued to include expanded disclosure regarding our equity compensation program and how we believe it, along with our cash incentive program, aligns pay with company performance.
Stockholders expressed concerns regarding our supplemental grant program and our four-year “refresh” grants.	In fiscal 2027, we are transitioning from our four-year ‘‘refresh’’ grants to annual refresh equity grants.
In addition, in fiscal 2025, we discontinued our supplemental grant program so that no employees (including NEOs) receive supplemental grants after January 2024.

Stockholders subsequently expressed concern regarding our equity compensation dilution and requested that we consider a cash incentive program instead of the use of equity for short-term performance objectives.	We completed our transition of executive compensation practices to increase performance cash bonus opportunities and eliminated annual performance equity grants to reduce stock based compensation expense. In fiscal 2026, we granted performance-vesting equity awards with target grant values equal to half of the target values applicable to the fiscal 2025 performance-vesting equity awards. In fiscal 2027, we transitioned away from using equity for short-term performance objectives and have moved entirely to a cash incentive program.

Our Compensation Committee will monitor and continually evaluate our compensation program going forward in light of our stockholders' views and our transforming business needs. Our Compensation Committee expects to continue to consider the outcome of our say-on-pay votes and our stockholders' views when making future compensation decisions for our named executive officers.

Compensation Objectives and Philosophy

Our compensation philosophy is to employ market-competitive compensation programs and relevant total rewards offerings to our employees that reflect our culture and values and recognize their value to our organization.

Our executive compensation program aims to achieve the following main objectives:

•attract, retain, and reward top talent;

•provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long term;

•apply a market-based compensation structure that balances internal equity and that reflects our culture and values; and

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•align our executives’ interests with those of our stockholders.

Elements of Executive Compensation

Our executive compensation program aims to take a holistic approach to compensation and generally consists of, and is intended to strike a balance among, the following three principal components: (1) base salary, (2) performance-based cash incentive compensation, and (3) equity incentive compensation. We also provide our executive officers with severance and change-in-control related payments and benefits, as well as benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in various employee health and welfare benefit plans. The following chart summarizes the three main elements of our executive compensation program, their objectives, and key features.

Element	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Fixed compensation that is periodically reviewed and adjusted if and when appropriate.
Performance Incentive (at-risk cash)	Motivates and rewards for attaining performance goals that are key drivers of our annual operating plan.	Cash incentive opportunities are dependent upon specific performance goals (which may be corporate performance goals and/or individual performance goals or sales goals in the case of executives subject to our sales compensation plan). Each goal has a defined threshold level necessary for any payout and a reasonable cap on payout. Actual incentive amounts earned are determined after the end of the performance period, taking into account the extent to which the performance goals have been achieved (and any relative weightings of such goals).
Equity Incentive (at-risk equity)
Motivates and rewards for Company performance by aligning executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long term.
We grant equity in the form of RSUs. Equity incentives may be granted as and when we determine appropriate for new hires, promotions, refresh, or other special circumstances, such as to encourage retention or as a reward for significant achievement. For fiscal 2026, we granted performance-vesting RSUs that vest based on achievement of performance goals and supplement our annual cash incentive program.

We focus on providing a competitive compensation package to each of our executive officers that provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have formal policies for allocating compensation among salary, performance incentive awards and equity grants, short-term and long-term compensation, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, the Compensation Committee typically structures a significant portion of our named executive officers’ compensation package to be comprised of long-term equity awards in order to align the executive officers’ incentives with the interests of our stockholders and focus our executives on achieving key corporate goals that drive our business.

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How We Determine Executive Compensation

Role of Our Compensation Committee, Management, and the Board

The Compensation Committee is appointed by the Board of Directors to assist with the Board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.

The Compensation Committee is primarily responsible for establishing and reviewing our general compensation strategy. The Compensation Committee meets periodically throughout the year to, among other things, manage and evaluate our executive compensation program and generally determines on an annual basis the principal components of compensation (base salary, performance incentive, and equity awards) for our executive officers, which may be subject to final approval by our Board of Directors. However, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. Historically, the Compensation Committee has granted equity awards to executive officers when it determines appropriate, which typically includes when an executive officer is hired or promoted, when such grants are substantially vested, and at other times the Compensation Committee determines appropriate for retention or other purposes.

In addition to its independent compensation consultant, as described below under ‘‘Role of Compensation Consultant,’’ our Compensation Committee works with and receives information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses along with the information from its independent compensation consultant, in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Other than with respect to his own compensation, our Chief Executive Officer evaluates and provides to the Compensation Committee executive officer performance assessments and his recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance incentives, equity compensation, and other compensation-related matters outside of the presence of any other named executive officers. Members of management, including our Chief Executive Officer, may attend portions of our Compensation Committee’s meetings. However, our Compensation Committee retains the final authority to make all compensation decisions. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.

From time to time, various other members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee or Board of Directors meetings.

Role of Compensation Consultant

The Compensation Committee continued to retain Aon as its independent compensation consultant during fiscal 2026, due to its extensive analytical and compensation expertise relating to technology companies. In this capacity, Aon advised the Compensation Committee on compensation matters related to the executive and director compensation structure. In fiscal 2026, Aon assisted with, among other things:

•conducting an executive market pay analysis;
•developing a group of peer companies to use as a reference in making executive compensation decisions;
•evaluating current executive pay practices and considering alternative compensation programs;
•reviewing our director compensation policies and practices; and
•assisting in the development of this Compensation Disclosure and Analysis.

The Compensation Committee has the sole authority to engage and terminate Aon’s services, as well as to approve its compensation. Aon makes recommendations to the Compensation Committee but has no authority to
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make compensation decisions on behalf of the Compensation Committee or Zoom. Aon reported to the Compensation Committee and had direct access to the chairperson and the other members of the Compensation Committee. Beyond data and advice related to executive and director compensation matters, Aon did not provide other services to us in fiscal 2026.

The Compensation Committee has analyzed whether the work of Aon as the compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its analysis, the Compensation Committee determined that the work of Aon and the individual compensation advisors has not created any conflict of interest.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee works annually with Aon to review and amend the list of our peer group companies to be used in connection with assessing compensation practices and pay levels. The Compensation Committee believes that the peer and market data provided by Aon, along with other factors, is an important reference point when setting compensation for our named executive officers because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success.

Fiscal 2026 Peer Group

In August 2024, with recommendations from Aon, the Compensation Committee identified a group of companies that would be appropriate peers for fiscal 2026 compensation decisions, based on the following criteria:

•Industry: software and technology companies

•Market Capitalization: 0.3x to 3x of our market value

•Revenues: 0.5x to 3x of our revenues

The peer group of companies that the Compensation Committee referenced for the purpose of informing fiscal 2026 executive compensation decisions is listed below. At the time of review in August 2024, our trailing 12-month revenue was approximately $4.56 billion and our 30-day average market capitalization was approximately $17.99 billion.
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Peer Group for Assessing Fiscal 2026 Compensation

- Akamai Technologies, Inc. (AKAM)*
- Autodesk, Inc. (ADSK)
- Cadence Design Systems, Inc. (CDNS)
- Datadog, Inc. (DDOG)
- DocuSign, Inc. (DOCU)
- Fortinet Inc. (FTNT)
- HubSpot, Inc. (HUBS)*
- Okta, Inc. (OKTA)
- RingCentral, Inc. (RNG)
- Snap Inc. (SNAP)
- Snowflake Inc. (SNOW)
- Synopsys, Inc. (SNPS)
- Twilio Inc. (TWLO)
- Unity Software Inc. (U)
- Veeva Systems Inc. (VEEV)
- Workday, Inc. (WDAY)
- Zscaler, Inc (ZS)

Zoom vs. Peer Group[1]

Revenue
Zoom
72nd percentile
25%
50%
75%

Market Capitalization
Zoom
33rd percentile
25%
50%
75%

[1] Reflects results at the time of approval in August 2024

* New peer for fiscal 2026

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of Compensation Committee members. Pay decisions are not made by use of a formulaic approach or benchmark. The Compensation Committee believes executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the following factors:

➢	Zoom’s performance and existing business needs	➢	Zoom’s culture and values
➢	Each named executive officer’s individual performance, scope of job function and criticality of the skill set	➢	The Compensation Committee’s independent judgment
➢	The need to attract new talent and retain existing talent in a highly competitive industry	➢	Each named executive officer’s current equity ownership and total compensation
➢	Our Chief Executive Officer’s recommendations (for executive officers other than the CEO)	➢	Aggregate compensation cost and impact on stockholder dilution
➢	Internal pay equity	➢	Market and peer data provided by our compensation consultant
		➢	Recommendations from our compensation consultant

Fiscal 2026 Executive Compensation Program

Base Salary

The annual base salaries of each of our named executive officers for fiscal 2026 are listed below:

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Executive	Fiscal 2026 Base Salary
Eric S. Yuan	$450,000
Michelle Chang	$580,000
Aparna Bawa	$450,000
Velchamy Sankarlingam(1)	$468,000
_______________
(1) Effective August 1, 2025.

For fiscal 2026, the annual base salary for Mr. Yuan and Ms. Bawa remained at the same level as fiscal 2025. Mr. Sankarlingam’s annual base salary was increased by 4% effective August 1, 2025 to better align with market compensation. Ms. Chang’s annual base salary remained as is from when she joined the Company in October 2024. Each of Mr. Yuan’s, Ms. Bawa’s and Mr. Sankarlingam’s fiscal 2026 base salaries remained at or below the 50th percentile of market data.

Performance Cash Incentive

Our Officer Incentive Plan (the ‘‘Officer Incentive Plan’’) applies to certain key executives, including each of our named executive officers. The Officer Incentive Plan provides for the opportunity to earn cash incentive payments based upon the attainment of certain corporate, financial, or operational measures or objectives appropriate for the fiscal year. Each participant has a target annual performance incentive opportunity that corresponds to the achievement of 100% of the corporate performance goals. The corporate performance goals and incentive formulas are adopted annually by the Compensation Committee and communicated to each executive participant. If the corporate performance goals are met, the Compensation Committee will determine if incentive payments are made as soon as practicable thereafter.

Fiscal 2026 Target Amounts

For fiscal 2026, each of our named executive officers participated in the Officer Incentive Plan. In fiscal 2026, Ms. Chang’s target cash incentive bonus opportunity was 90% of her base salary, consistent with her target cash bonus opportunity in fiscal 2025. As discussed above, as part of our shift to using cash incentives for short-term performance goals rather than equity to align with market practice and reduce stock-based compensation expense, effective February 1, 2025 each of Mr. Yuan’s, Ms. Bawa’s and Mr. Sankarlingam’s target cash incentive bonus opportunity was increased from 8% of his or her respective base salary to 64%, 49% and 49% of his or her respective base salary.

The Compensation Committee increased cash bonus opportunities in fiscal 2026 and concurrently reduced the target grant values of annual performance-vesting RSU bonus awards as we transition to using cash incentives for short-term performance goals rather than annual performance-vesting RSU bonus awards, as we have done historically. The Compensation Committee made this adjustment in part due to feedback from our stockholders that they prefer we use cash for short-term performance incentives to align our practices with those of our peers and to help reduce dilution to stockholders generally.

Fiscal 2026 Performance Goals and Achievement

The Compensation Committee established revenue and non-GAAP income from operations as the corporate performance goals applicable to fiscal 2026. The Compensation Committee chose these metrics because they align with our primary objectives to drive revenue growth and operating performance and leverage. Non-GAAP income from operations is an important indicator of our ability to effectively manage operating expenses given our revenue growth. The Compensation Committee set the targets for revenue and non-GAAP income from operations at levels that the Compensation Committee determined to be rigorous and uncertain as of the time of approval in early fiscal 2026, after considering the complex macroeconomic environment and the likelihood of a range of business scenarios that could impact our performance. Our revenue and non-GAAP income from operations targets
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were set above actual revenue and non-GAAP income from operations achievement for fiscal 2025, given our expectations that we could, with effort, achieve increased revenue and non-GAAP income from operations year-over-year and was aligned with our external guidance for fiscal 2026.

Each of the annual corporate performance goals, their relative weightings, and payout methodology are summarized in the chart below. The cash incentive payout each participant could receive under the Officer Incentive Plan was capped at 200% of such participant’s target incentive.

Corporate Performance Goal	Payout Formula(2)	Weight	Actual Achievement	Payout Percentage	Weighted Payout Percentage
Revenue	•Less than threshold achievement ($4,555.3 million): no payout •Target achievement ($4,795 million): 100% payout •Maximum achievement ($5,274.5 million or above): 200% payout	80%	$4,868.8 million	100.8%	80.6%
Non-GAAP Income from Operations(1)	•Less than threshold achievement ($1,395 million): no payout •Target achievement ($1,860 million): 100% payout •Maximum achievement ($2,046 million): 200% payout	20%	$1,967.2 million	109.8%	22.0%
Total					102.6%
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(1) Non-GAAP Income from Operations is a non-GAAP financial measure, which represents the GAAP income (loss) from operations excluding stock-based compensation expense and related payroll taxes, expenses related to charitable donation of common stock, impairment of assets, acquisition-related expenses, and litigation settlements, net. We exclude stock-based compensation expenses, expenses related to charitable donation of common stock, and impairment of assets, because they are non-cash in nature and excluding this expense provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies. We exclude the amount of employer payroll taxes related to employee stock plans, which is a cash expense, in order for investors to see the full effect that excluding stock-based compensation expense had on our operating results. In particular, this expense is dependent on the price of our common stock and other factors that are beyond our control and do not correlate to the operation of the business. We view acquisition-related expenses when applicable, such as amortization of acquired intangible assets, transaction costs, and acquisition-related retention payments that are directly related to business combinations, as events that are not necessarily reflective of operational performance during a period. Restructuring expenses are expenses associated with a formal restructuring plan and may include employee notice period costs, severance payments, and other related expenses. We exclude these restructuring expenses because they are distinct from ongoing operational costs and we do not believe they are reflective of our current and expected future business performance and operating results. We exclude significant litigation settlements, net of amounts covered by insurance, that we deem not to be in the ordinary course of our business. In particular, we believe the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses and assist in the comparison with the results of other companies in the industry.
(2) Payout funding for achievement between threshold, target and maximum achievement levels was determined under the following payout scale: for achievement levels between threshold and target, 20% payout funding would occur for each 1% (6% in the case of non-GAAP Income from Operations) of achievement above threshold; for achievement levels between target and maximum, the 100% target payout funding would be increased by 20% payout funding for each 2% (6% in the case of non-GAAP Income from Operations) of achievement above target, in each case with linear interpolation between such levels.

The Compensation Committee assessed the corporate performance goal achievement following the end of fiscal 2026 and approved payouts under the Officer Incentive Plan based solely on our performance relative to the corporate performance goals and our payout methodology described above. Accordingly, each of our NEOs received the following aggregate cash incentive bonus payments under the Officer Incentive Plan for fiscal 2026.

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Executive	Incentive Amount Paid	Percentage of Target Incentive
Eric S. Yuan	$295,488	102.6%
Michelle Chang	$535,572	102.6%
Aparna Bawa	$226,233	102.6%
Velchamy Sankarlingam	$230,795	102.6%

Equity Awards

Form of Awards. For fiscal 2026, the Compensation Committee determined RSUs to be the most appropriate incentive structure for our executive officers to deliver meaningful incentives that align our named executive officers’ interests with those of our stockholders by providing a return directly in line with our stock price. The Compensation Committee granted performance-vesting RSU awards during fiscal 2026. RSUs cover fewer shares than stock options, minimize dilution to stockholders, are straightforward and understandable to our employees, and are the predominant type of equity award utilized by the peer companies with whom we compete for talent. Time-vesting RSU awards encourage retention through vesting over the recipient’s continued employment with us, while performance-vesting RSU awards incentivize and reward our executive officers for achieving pre-determined levels of performance.

Grant Date Timing. We generally grant equity awards on fixed dates determined in advance, although there may be occasions when grants are made on other dates, such as new hires or other special circumstances. The timing of equity award grants to our executive officers is not coordinated in a manner that intentionally benefits our executive officers. The Company does not grant stock options, stock appreciation rights, or similar instruments with option-like features and has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.

Targeted Grant Value and Resulting Shares. The Compensation Committee typically approves a target dollar-denominated grant value for each equity award, which is then translated into the number of RSUs that are granted. We generally determine the number of RSUs underlying each grant by dividing the RSU target grant value by our average closing price over the 30-trading day period ending 14 calendar days prior to the grant date. The Compensation Committee generally uses a historical average closing market price to determine the number of shares subject to each equity award, rather than a single day stock price on the date of grant to provide a stabilized stock value less susceptible to possible swings in the market. The Compensation Committee understands that using a historical average stock price can result in the ultimate grant date fair value of an award as required to be reported in the Summary Compensation Table and the Grants of Plan-Based Awards table under ASC 718 being higher or lower than the target grant value but has considered this, in consultation with Aon, and determined that the process described above is the most appropriate as a general practice for us at this time.

Equity Grant Programs. We generally grant equity awards to our named executive officers under the same programs and methodology that apply to all employees across our organization, which we believe builds trust, transparency, and teamwork. Our equity programs continue to evolve, and our Compensation Committee continues to evaluate the most appropriate compensation programs to attract and retain employees and motivate and reward them for our long-term performance.

New Hire Awards, Refresh Awards and Transition to Annual Refresh Program. We have typically granted equity awards upon an executive officer’s commencement of employment or promotion that vest over a four-year period, followed by four-year ‘‘refresh’’ grants when these awards are substantially or fully vested, or otherwise not providing sufficient retention and incentive for our employees.

In fiscal 2026, we announced our transition to an annual equity grant refresh program beginning in fiscal 2027. These annual refresh awards will be approximately one-fourth the size of the previous refresh grants that were made under the four-year program, but will still vest over four years. To assist filling in the gap in value while older refresh grants continue to vest and new annual grants build in value, we expect to grant transition awards of varying sizes and vesting schedules depending on when an employee’s four-year refresh grant's last vesting date is scheduled
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to occur. Mr. Yuan received a transition grant in the first quarter of fiscal 2027 as part of the transition to the annual refresh program.

Annual Performance-Vesting RSU Bonus Awards. In April 2025, we granted the annual RSU bonus awards entirely in the form of performance-vesting RSU awards. These awards are intended to supplement our annual cash incentive program, are eligible to vest after one year (if performance goals are met) and therefore are sized significantly smaller than new hire and ‘‘refresh’’ awards. In fiscal 2026, we decreased the size of the performance-vesting RSUs in favor of an increased cash incentive program. The Compensation Committee designed the performance-vesting RSU awards to align closely to our strategy to drive revenue growth and operating performance and leverage. As such, the Compensation Committee adopted annual revenue and non-GAAP income from operations as the performance metrics applicable to the performance-vesting RSU awards. The Compensation Committee structured these metrics to be the same as those used under our Officer Incentive Plan due to their importance to our business and because the awards were intended to supplement our annual incentive program, to provide further incentive to our employees to deliver results. While target levels of achievement of the performance metrics were the same as under the Officer Incentive Plan, the Compensation Committee made two changes for the performance-vesting RSUs: it raised the threshold level of achievement necessary for any RSUs to vest, and it capped payout at 100% of target. The Compensation Committee also considered the fact that the substantial majority of equity incentives held by our named executive officers consisted of long-term equity incentives, which provided an appropriate balance to short-term incentive opportunities.

The performance-vesting RSU awards granted to each of our NEOs (excluding Ms. Chang) reflect amounts that, when combined with the annual target cash incentive opportunity, make these NEOs’ annual incentive compensation more competitive with those offered by our peer companies. To promote fairness and teamwork, our Compensation Committee structured the size of awards to be consistent for employees at similar levels. All NEO awards reflected half of the target grant values as the annual RSU bonus awards approved in fiscal 2025. The target grant values of the annual performance-vesting RSU bonus awards granted to each of our NEOs in April 2025 are set forth in the following table. Achievement was capped at 100% of target.

Executive	Award Target Grant Value
Eric S. Yuan	$500,000
Michelle Chang	Not Eligible
Aparna Bawa	$375,000
Velchamy Sankarlingam	$375,000

In February 2026, the Compensation Committee evaluated the Company’s performance against the relevant metrics and determined the number of performance-vesting RSUs that are eligible to vest (the ‘‘certified RSUs’’) based on level of achievement. Each of the metrics applicable to our annual performance-vesting RSU awards, their relative weightings and payout methodology are summarized in the chart below.

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Corporate Performance Goal	Payout Formula(2)	Weight	Actual Achievement	Payout Percentage	Weighted Payout Percentage
Revenue	•Less than threshold achievement ($4,699 million): no payout •Achievement of 98% ($4,699.1 million): 60% payout •Achievement of 99% ($4,747.1 million): 80% payout •Target achievement ($4,795 million): 100% payout	80%	$4,868.8 million	100.0%	80.0%
Non-GAAP Income from Operations(1)	•Less than threshold achievement ($1,822.7 million): no payout •Achievement of 98% ($1,822.8 million): 60% payout •Achievement of 99% ($1,841.4 million): 80% payout •Target achievement ($1,860 million): 100% payout	20%	$1,967.2 million	100.0%	20.0%
Total					100.0%

The number of certified RSUs held by each named executive officer, as approved by the Compensation Committee, is set forth in the table below. The certified RSUs vested in full on the one-year anniversary of the grant date of the annual performance-vesting RSU awards (April 9, 2026), subject to the recipient’s continued services through such date.

Executive	Number of Certified RSUs
Eric S. Yuan	6,460
Michelle Chang	not eligible
Aparna Bawa	4,845
Velchamy Sankarlingam	4,845

Other Features of Our Executive Compensation Program

Employment Offer Letters

We maintain employee offer letters with each of our named executive officers that set forth the initial terms and conditions of their employment, including position, base salary and severance benefits described below. The terms of each of our named executive officers’ incentive opportunities are governed by our Officer Incentive Plan described above. Each of our named executive officers is an at-will employee.

Severance and Change in Control Benefits

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Each of our named executive officers is eligible for severance benefits upon certain types of involuntary termination events, including involuntary terminations in connection with a change in control of our Company. The Compensation Committee believes severance benefits are important from a retention perspective to provide some level of protection to our executive officers who might be terminated involuntarily, including in connection with a change in control and that the amounts are reasonable and maintain the competitiveness of our executive compensation and retention program. Further, the Compensation Committee believes this structure serves to mitigate the distraction and loss of key executive officers that may occur in connection with potential or actual change in control. These payments protect the interests of our stockholders by enhancing executive focus, including during potential change in control activity, retaining executives despite the uncertainty that generally exists while a transaction is under consideration and encouraging the executives responsible for negotiating potential transactions to do so with independence and objectivity. We do not have any agreements with our named executive officers guaranteeing any tax gross-up payments on severance or change in control benefits.

We maintain a Severance and Change in Control Plan (the ‘‘Severance Plan’’) that provides severance protection to certain of our employees, including each of our named executive officers. The Severance Plan provides for ‘‘double trigger’’ benefits upon involuntary terminations that occur in connection with a change in control and limited equity acceleration benefits upon an involuntary termination that occurs outside of the change-in-control context.

A more detailed description of the Severance Plan and each of our named executive officer’s potential payments and benefits upon a termination or change in control is provided below under ‘‘Potential Payments upon Termination or Change in Control.’’

401(k) Plan, ESPP, Welfare and Health Benefits

We maintain a 401(k) plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Participants may make voluntary contributions from their eligible pay up to statutory limits, and we have the ability to make discretionary matching and discretionary employer contributions. For fiscal 2026, we made (i) a discretionary matching employer contribution equal to 50% of each participant’s deferral contributions up to 3% of the participant’s eligible compensation, and (ii) a true-up discretionary matching contribution in the same amount for participants employed on the last working day of the plan year.

We also offer our employees, including our named executive officers, the opportunity to purchase shares of our common stock at a discount under our 2019 Employee Stock Purchase Plan, or ‘‘ESPP.’’ Pursuant to the ESPP, all eligible employees, including the eligible named executive officers, may allocate up to 20% of the participant’s earnings (as defined in the ESPP) for a purchase period to purchase our Class A common stock at a 15% discount to the market price, subject to specified limits. Mr. Yuan is not currently eligible to participate in the ESPP because he owns, directly and indirectly, shares of our common stock comprising more than five percent of the total combined voting power or value of all classes of stock of the Company.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, life, disability and accidental death and dismemberment insurance plans. We pay the premiums for the life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

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Perquisites and Other Personal Benefits

Our named executive officers are eligible to receive the benefits we provide to all of our employees, including our payment of premiums for term life insurance and disability insurance, subject to certain limitations.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes or to ensure their safety and security.

Due to the nature of our business and Mr. Yuan’s high public profile as our founder and CEO, we pay for costs related to security for Mr. Yuan at his personal residence and when he travels for both business and non-business reasons, including the cost of ground transportation to address safety concerns for Mr. Yuan. The Compensation Committee believes that these measures are reasonable, necessary, and in the best interests of the Company and its stockholders, as they enable Mr. Yuan to focus fully on our business and help protect him and the continuity of our operations. Our security practices for Mr. Yuan’s transportation and personal security are consistent with best practices as assessed by an independent third-party security firm. As assessed, Mr. Yuan is inextricably linked to Zoom’s activities and stability. Therefore, we implement certain security procedures for Mr. Yuan as part of the overall security plan to mitigate risk of harm.

In fiscal 2026, we provided Ms. Chang with a tax equalization payment of $99,098 related to compensation allocated to her in the State of California. Ms. Chang resides in the State of Washington and as part of her role she is required to regularly travel, specifically to the Company's headquarters in California. The Company assisted with the payment of her non-resident taxes as a result of her required business travel.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Pension Benefits

Other than with respect to our 401(k) plan, our U.S. employees, including our named executive officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Under ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Deductibility of Executive Compensation

Under Section 162(m) of the Code ("Section 162(m)"), compensation paid to any publicly held corporation’s ‘‘covered employees’’ that exceeds $1 million per taxable year for any covered employee is generally non-deductible unless the compensation qualifies for the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.

Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a
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manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Other Compensation Policies and Practices

Clawback Policies

We voluntarily adopted an incentive compensation recoupment (the ‘‘Recoupment Policy’’) ahead of final guidance by the SEC regarding the clawback rules required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the ‘‘SEC Clawback Rules’’). Under the Recoupment Policy, if an officer’s misconduct contributes to our having to prepare an accounting restatement to correct an error material to our previously issued financial statements, we may seek to recover incentive compensation (which may include cash bonus or incentive compensation, certain outstanding equity awards or severance or change in control compensation) that was granted, vested or paid during the 12-month period preceding the restatement obligation as noted above. Our Board of Directors has the authority and discretion to determine whether an event covered by the Recoupment Policy has occurred and, depending on the facts and circumstances, may (but need not) require full or partial forfeiture and/or prepayment of the incentive compensation described above.

In November 2023, we adopted a clawback policy (the ‘‘Clawback Policy’’) that complies with the listing standards adopted by Nasdaq that implement the SEC Clawback Rules and applies to our executive officers (as defined in applicable SEC Clawback Rules). The Clawback Policy requires the Company to recover from covered executive officers the amount of erroneously awarded compensation resulting from an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. The Clawback Policy applies to incentive compensation that is received by a covered officer on or after October 2, 2023, as further described in the Clawback Policy, which is filed as an exhibit to our Annual Report on Form 10-K.

In addition to the above, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Policy Prohibiting Hedging and Pledging of Our Equity Securities

Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock; pledging Company securities as collateral for loans; and holding Company securities in margin accounts.

Compensation Risk Assessment

The Compensation Committee has reviewed our compensation policies and practices, in consultation with Aon and outside counsel, to assess whether they encourage employees to take inappropriate risks. After conducting this review of compensation-related risk, the Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the ‘‘CD&A’’) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.
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Compensation Committee
Mr. William R. McDermott
Mr. Dan Scheinman
Mr. Santiago Subotovsky

*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”

Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended January 31, 2026, 2025, and 2024.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Eric S. Yuan, President and Chief Executive Officer	2026	450,000	464,022	295,488	71,348(3)	1,280,858
	2025	453,462	963,688	38,268	1,972,751	3,428,169
	2024	10,039	26,246,026	721	1,825,347	28,082,133
Michelle Chang, Chief Financial Officer	2026	580,000	—	535,572	104,436(4)	1,220,008
	2025	189,615	24,872,656	177,382	669	25,240,322
Aparna Bawa, Chief Operating Officer	2026	450,000	348,016	226,233	5,952(5)	1,030,201
	2025	453,165	722,782	38,268	5,184	1,219,399
	2024	361,385	11,102,206	25,949	7,903	11,497,443
Velchamy Sankarlingam, President of Product and Engineering	2026	468,000	348,016	230,795	5,790(5)	1,052,601
	2025	453,462	21,922,642	38,268	5,279	22,419,651
	2024	361,385	9,699,411	25,949	6,046	10,092,791
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(1)The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in each respective fiscal year as determined in accordance with FASB ASC Topic 718. These amounts may not actually reflect to the actual value that will be realized by our NEOs. The assumptions used to calculate the value of stock awards are set forth under Note 9 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. The amounts for the performance-vesting RSU awards granted in fiscal year 2026 included within the total amount in this column reflect the grant date fair value based upon the probable outcome of the performance conditions as of the grant date. Assuming our achievement of maximum performance, the grant date fair value of the performance-vesting RSU awards granted in fiscal year 2026 to Mr. Yuan, Ms. Bawa, and Mr. Sankarlingam would have been $464,021.80, $348,016.35 and $348,016.35, respectively.
(2)The amounts disclosed represent the applicable named executive officer’s total performance incentive bonus earned for each respective fiscal year.
(3)Represents amount paid by us for personal and residential security services for Mr. Yuan.
(4)Represents tax equalization payment of $99,098 paid by us related to compensation allocated to Ms. Chang in the State of California further described above under “Compensation Discussion and Analysis” and $5,338 paid by us in 401(k) match contributions.
(5)Represents amounts paid by us in 401(k) match contributions.
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Grants of Plan-Based Awards in Fiscal 2026
The table below shows, for the fiscal year ended January 31, 2026, certain information regarding grants of plan-based awards to our named executive officers.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric S. Yuan	Cash		—	288,000	576,000
	Performance Vesting RSU	4/9/2025				3,876	6,460	6,460	464,022
Michelle Chang	Cash		—	522,000	1,044,000
Aparna Bawa	Cash		—	220,500	441,000
	Performance Vesting RSU	4/9/2025				2,907	4,845	4,845	348,016
Velchamy Sankarlingam	Cash		—	224,946	449,893
	Performance Vesting RSU	4/9/2025				2,907	4,845	4,845	348,016
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(1)Represents the range of possible payouts to our NEOs for fiscal 2026 under the Officer Incentive Plan as further described above under “Compensation Discussion and Analysis.”
(2)Represents the performance-vesting RSU awards granted under the 2019 Plan that could be earned at the threshold, target and maximum levels of performance. The performance-vesting RSU awards were to be earned based upon the Company’s achievement of revenue and non-GAAP income from operations, as described in “Compensation Discussion and Analysis-Fiscal 2026 Executive Compensation Program-Equity Awards” above. Ultimately, the performance-vesting RSU awards could be earned from 0% (if threshold levels of performance were not achieved) to a maximum of 100% of target.
(3) The grant date fair value of each equity award is computed in accordance with FASB ASC 718. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by each NEO upon the vesting or settlement of the RSUs.

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Outstanding Equity Awards at 2026 Fiscal Year-End
The following table sets forth the outstanding and exercisable and unexercisable stock options and unvested RSU awards held by our named executive officers as of January 31, 2026. The market value for the stock awards was calculated by multiplying the number of shares of our common stock subject to each award by $92.10, which was the closing market price of our common stock on January 30, 2026, the last trading day of fiscal 2026.

		Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Eric S. Yuan	07/08/2022(2)	76,563	7,051,452
	07/11/2023(3)	60,346	5,557,867
	4/9/2025(4)	6,460	594,966
Michelle Chang	10/9/2024(5)	244,390	22,508,319
Aparna Bawa	07/08/2022(2)	23,926	2,203,585
	07/11/2023(3)	18,858	1,736,822
	4/9/2025(4)	4,845	446,225
Velchamy Sankarlingam	09/09/2022(2)	12,671	1,166,999
	09/12/2023(3)	8,421	775,574
	4/9/2024(6)	186,765	17,201,057
	4/9/2025(4)	4,845	446,225
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(1)The market value is based on the closing price on The Nasdaq Stock Exchange on January 30, 2026, the last trading day of fiscal 2026, of $92.10.
(2)6.25% of the shares subject to the award vest in 16 equal quarterly installments after the grant date, subject to the NEO's continuous service with us as of each such vesting date.
(3)100% of the shares subject to the award vest in 12 equal quarterly installments, subject to the NEO’s continuous service with us through each such date.
(4)Reflects performance-vesting RSUs earned for performance in fiscal 2026. 100% of the shares subject to the award will vest on the one-year anniversary of the grant date, subject to the NEO's continuous service with us as of such vesting date.
(5)One-fourth of the shares subject to the award vested on the one-year anniversary of the grant date and an additional 6.25% of the RSUs vest each quarter thereafter, subject to the NEO’s continuous service with us as of each such vesting date.
(6)100% of the shares subject to the award vest in 16 equal quarterly installments beginning on July 9, 2024, subject to the NEO’s continuous service with us as of each such vesting date.

Option Exercises and Stock Vested in Fiscal 2026

The following table shows for the fiscal year ended January 31, 2026, certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:
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	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Eric S. Yuan	288,908	22,319,076
Michelle Chang	111,086	8,999,076
Aparna Bawa	96,888	7,415,229
Velchamy Sankarlingam	122,449	9,503,774
_______________
(1)The value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the vesting date. The value realized on vesting does not reflect the actual value received by each NEO because a portion of the shares reflected in the table above were sold to satisfy the NEO’s tax withholding obligations.
Employment, Severance and Change in Control Agreements
We have entered into offer letters with each of our named executive officers. In December 2018, we entered into a confirmatory offer letter with each of Mr. Yuan and Ms. Bawa. We entered into an offer letter with Mr. Sankarlingam in May 2020 and with Ms. Chang in September 2024. The offer letters have no specific term and provide for at-will employment and “double trigger” severance benefits upon an involuntary termination in connection with a change in control, as described below under “Potential Payments upon Termination or Change in Control.”

We maintain a Severance and Change in Control Plan (the “Severance Plan”) that was adopted in August 2022 and provides severance protection to certain Company employees, including each of our named executive officers. The Severance Plan generally replaces and supersedes the severance and change in control benefits in our named executive officers’ offer letters. The Severance Plan provides that, upon an involuntary termination without cause or resignation for good reason, in each case, within the change-in-control period (3 months prior to, or 12 months following, a change in control), the named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (1) a cash payment equal to six months of annual base salary; (2) continued COBRA premium payments for six months following termination; and (3) 100% acceleration of any then-outstanding equity awards. The Severance Plan also provides that upon an involuntary termination without cause or resignation for good reason, in each case, outside of the change in control period, each of our named executive officers will be entitled to 12 months of acceleration of vesting for outstanding and unvested time-based equity awards. The terms “cause,” “good reason” and “change in control” are defined as set forth in the Severance Plan.
Potential Payments upon Termination or Change in Control
Each of our named executive officers is eligible for severance benefits pursuant to the terms of our Severance and Change in Control Plan, as further described above under “Employment Severance and Change in Control Benefits.” In addition, each of our named executive officers hold equity awards that are subject to the terms of the equity incentive plan under which such awards were granted and the relevant award agreement thereunder. The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described below for each of the named executive officers serving as of the end of the fiscal year ending January 31, 2026. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ending January 31, 2026 using the closing market price of our Class A common stock on January 30, 2026, which was the last trading day of fiscal 2026. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.
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	Involuntary Termination in Connection with a Change in Control(1)				Involuntary Termination not in Connection with a Change in Control	Certain Change in Control Transactions without Termination ($)(5)(7)	Death or Disability of NEO ($)(6)(8)
Name	Cash Severance ($)(2)	COBRA Premium Reimbursement ($)(3)	Equity Acceleration ($)(4)	Total ($)	Partial Equity Acceleration ($)(4)(6)	Equity Acceleration ($)(4)(5)	Equity Acceleration ($)(4)
Eric S. Yuan	225,000	20,169	13,204,285	13,449,454	13,204,285	13,204,285	13,204,285
Michelle Chang	290,000	11,976	22,508,319	22,810,295	8,184,835	22,508,319	22,508,319
Aparna Bawa(9)	—	—	—	—	—	—	—
Velchamy Sankarlingam	234,000	20,462	19,589,854	19,844,316	10,033,650	19,589,854	19,589,854
_______________
(1)An “involuntary termination” means a termination without cause or a resignation for good reason and other than due to death or disability. An involuntary termination that occurs three months prior to, or twelve months following a change in control is considered occurring “in connection with” such change in control for purposes of each of the NEO’s severance benefits listed above.
(2)Represents six months of the NEO's annual base salary.
(3)Represents six months of potential COBRA premiums, which if elected by executive would be paid on their behalf.
(4)The value of equity acceleration is calculated based on the closing price of $92.10 per share of our Class A common stock as of January 30, 2026, the last trading day of fiscal 2026, multiplied by the number of unvested RSUs subject to acceleration. All of the unvested outstanding equity awards held by our NEOs as of January 31, 2026 were RSUs.
(5)The benefits represent vesting of the performance-vesting RSUs at 100% of target.
(6)For purposes of the performance-vesting RSUs, “involuntary termination” means a termination without cause and other than due to death or disability. These benefits include vesting of the performance-vesting RSUs at 100% of target based on actual achievement, pursuant to the terms of the performance-vesting RSUs, which benefits were subject to the execution and delivery of an effective release of claims in our favor.
(7)These benefits represent full equity acceleration of all awards under the terms of the 2019 Plan if, upon a corporate transaction (as defined in the 2019 Plan), the equity awards will terminate and will not be assumed or continued by the successor or acquirer entity or substituted for a similar award of the successor or acquirer entity and the NEOs do not terminate employment prior to such corporate transaction. For a description of the potential vesting acceleration provisions in the 2019 Plan, see “Equity Plans – 2019 Equity Incentive Plan” below.
(8)These benefits represent full equity acceleration of all RSU awards upon death or disability of a NEO, pursuant to the terms of the RSU agreements provided to NEOs under the 2019 Plan.
(9)Ms. Bawa resigned from the Company effective May 8, 2026 and is not entitled to any severance payments or benefits in connection with her resignation.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO.

Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC’s regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. Therefore, our pay ratio disclosure may not be comparable to that reported by other companies, as other companies not only have different employee populations and compensation practices but also may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of our pay ratio calculation, we determined that there were no changes to our employee population or to our employee compensation arrangements that we believe would significantly impact the pay ratio disclosure, allowing us to use the same median employee identified in our proxy statement for fiscal year 2025. We then calculated that employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. As disclosed in our proxy statement for fiscal year 2025, the median employee we originally
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identified for purposes of our pay ratio disclosure for fiscal year 2024 left the Company, and we substituted another employee whose compensation is substantially similar to the original median employee for purposes of our pay ratio disclosure for fiscal year 2025.

As disclosed in our proxy statement for fiscal year 2024, to identify the median employee for purposes of our pay ratio disclosure for fiscal year 2024, the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•We examined the compensation of all of our full-time and part-time employees (other than our CEO) as of November 1, 2023 including individuals employed through a third-party provider. We did not include any independent contractors or contingent workers in our employee population for purposes of this determination.

•To identify our median employee, we utilized a consistently applied compensation measure consisting of base salary paid, bonus or commission payments made and the grant date fair value, calculated in accordance with ASC 718, of equity awards granted, in each case during the period from February 1, 2023 through November 1, 2023. We selected this compensation measure as it captures the principal forms of compensation delivered to our employees and this information is readily available with respect to our employees.

•We annualized the base salary and commission payments for employees who were employed for less than the full fiscal year and then pro-rated these amounts to reflect the period from February 1, 2023 through November 1, 2023.

•For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of November 1, 2023. We did not make any cost-of-living adjustments for employees outside of the United States.

As set forth in the Summary Compensation Table, our CEO’s annual total compensation for fiscal 2026 was $1,280,858. The median of the annual total compensation of all of our employees (except for our CEO) for fiscal 2026 was $165,164, resulting in a CEO to median employee pay ratio of approximately 7.8:1.

Item 402(v) Pay Versus Performance

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or our Compensation Committee view the link between our performance and our named executive officers’ pay. For additional information about our pay-for-performance philosophy and how we align executive compensation with Company performance, refer to the “Compensation Discussion and Analysis” section.

Required Tabular Disclosure of Pay Versus Performance

The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section above.

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Fiscal Year	Summary Compensation Table for PEO(1)(2)	Compensation Actually Paid to PEO(1)(3)	Average Summary Compensation Table Total for non-PEO NEOs(1)(2)	Average Compensation Actually Paid to non-PEO NEOs(1)(3)	Value of Initial Fixed $100 Investment Based On:
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income (6) (in thousands)	Revenue (in millions)(7)
2026	$1,280,858	$(680,333)	$1,100,937	$1,081,564	$24.75	$256.61	$1,900,148	$4,869
2025	$3,428,169	$13,703,322	$12,493,135	$12,843,542	$23.37	$197.73	$1,010,238	$4,665
2024	$28,082,133	$21,165,565	$11,660,924	$8,969,101	$17.37	$150.6	$637,462	$4,527
2023	$75,959,683	$43,840,026	$32,519,158	$20,324,162	$20.16	$97.23	$103,711	$4,393
2022	$1,115,089	($26,702,869)	$512,500	($19,780,384)	$41.47	$125.39	$1,375,639	$4,100
_______________
(1)    The following individuals are our PEO and other non-PEO NEOs for each fiscal year:

Fiscal Year	PEO	Non-PEO NEOs
2026	Eric S. Yuan	Aparna Bawa, Michelle Chang and Velchamy Sankarlingam
2025	Eric S. Yuan	Kelly Steckelberg, Michelle Chang, Aparna Bawa and Velchamy Sankarlingam
2024	Eric S. Yuan	Kelly Steckelberg, Aparna Bawa and Velchamy Sankarlingam
2023	Eric S. Yuan	Kelly Steckelberg, Aparna Bawa, Velchamy Sankarlingam and Greg Tomb
2022	Eric S. Yuan	Kelly Steckelberg, Ryan Azus, Aparna Bawa and Janine Pelosi
(2)     Represents the amount of total compensation reported for Mr. Yuan (our PEO) and the average total compensation for our non-PEO NEOs for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table”
(3)    Represents the amount of Compensation Actually Paid ("CAP") for Mr. Yuan and the average amount of CAP to our Non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the NEOs' total compensation for fiscal 2026 as reported in the Summary Compensation Table to determine the CAP:

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Fiscal Year (“FY”)	NEOs	Summary Compensation Table Total Compensation	Deduct: Grant Date Fair Value of the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY*	Add: Fair Value at Applicable FY End of Awards Granted During Applicable FY that Remain Unvested as of Applicable FY End*	Add: Change in Fair Value from the end of the Prior FY to the end of the Applicable FY of Awards Granted during Prior FYs that were Outstanding and Unvested as of Applicable FY End*	Add: Vesting Date Fair Value of Awards Granted and Vested During Applicable FY*	Add: Change in Fair Value as of Vesting Date of Awards Granted in Prior FYs for which Applicable Vesting Conditions Were Satisfied During Applicable FY	CAP
2026	PEO	$1,280,858	$(464,022)	$594,966	$706,450	—	$(2,798,586)	$(680,333)
	Average Non-PEO NEOs	$1,100,937	$(232,011)	$297,483	$851,453	$0	$(936,299)	$1,081,564
*The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4)    Total shareholder return (“TSR”) is determined based on the value of an initial fixed investment of $100 on January 31, 2021. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period.
(5)    Represents the weighted peer group cumulative TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. As permitted by SEC rules, the peer group used for this purpose is the group of companies included in the NASDAQ Computer Index, which is the industry peer group used in our Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year ended January 31, 2026. The separate peer group used by the Compensation Committee as a reference point in determining compensation arrangements with our executive officers is described under “Compensation Discussion and Analysis―How We Determine Executive Compensation―Fiscal 2026 Peer Group” above.
(6)    Net income attributable to Zoom as reported in our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.
(7)    As required by Item 402(v) of Regulation S-K, we have determined that Revenue is the Company-Selected Measure. Revenue is one component of our annual performance bonus program in which our NEOs participate and is further described in the “Compensation Discussion and Analysis” section above. We may determine a different financial performance measure to be the most important financial performance measure in future years. Our stock price may have a more prominent impact on our CAP year-over-year than Revenue.

Required Tabular Disclosure of Most Important Measures

The most important financial performance measures used by us to link CAP to our named executive officers for the most recently completed fiscal year to our performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis”.

•Revenue

•Non-GAAP Income from Operations

Required Disclosure of the Relationship Between CAP and Financial Performance Measures

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As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below shows cumulative TSR and further illustrates the relationship between Company TSR and that of the NASDAQ Computer Index. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

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All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

52.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of January 31, 2026. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	Class A(2)	114,839	$76.95	87,619,189(4)
	Class B(3)	1,427,914	$6.57	—
Equity compensation plans not approved by security holders		—	—	—
TOTAL	Class A and Class B	1,542,753	—	87,619,189
________________
(1)The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.
(2)Includes the following plans: The 2019 Plan and the 2019 Employee Stock Purchase Plan (“ESPP”). Our 2019 Plan provides that on February 1 of each calendar year, starting on February 1, 2020 through February 1, 2029, the number of shares of Class A common reserved for issuance thereunder is automatically increased by a number equal to (i) 5% of the total number of shares of our common stock (both Class A and Class B) outstanding on January 31 of the fiscal year before the date of such automatic increase, or (ii) a lesser number of shares determined by our Board of Directors prior to the applicable February 1. Our ESPP provides that on February 1 of each calendar year, starting on February 1, 2020 through February 1, 2029, the number of shares of Class A common reserved for issuance thereunder is automatically increased by a number equal to the lesser of (i)  1% of the total number of shares of our common stock (both Class A and Class B) outstanding on January 31 of the fiscal year before the date of such automatic increase, and (ii) 7,500,000 shares; provided that before the date of any such increase, our Board of Directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). On February 1, 2026, the number of shares of Class A common stock available for issuance under our 2019 Plan and our ESPP increased by 14,776,370 shares and 2,955,274 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)Includes the following plan: Fourth Amended and Restated 2011 Global Share Plan.
(4)Includes 20,664,260 shares remaining available for issuance under our ESPP, including 1,293,529 shares subject to outstanding purchase rights
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our capital stock as of March 31, 2026, for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A or Class B common stock
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based percentage ownership of our capital stock on 265,368,026 shares of our Class A common stock and 28,703,589 shares of our Class B common stock outstanding on March 31, 2026. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2026 or issuable pursuant to RSUs which are subject to vesting and settlement conditions to occur within 60 days of March 31, 2026 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Zoom Communications, Inc., 55 Almaden Boulevard, 6th Floor, San Jose, California 95113.
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	Class A Common Stock		Class B Common Stock‡
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power†
5% Stockholders
The Vanguard Group(1)	26,967,154	10.2%	—	—	4.9%
BlackRock, Inc(2)	17,464,094	6.6%	—	—	3.2%
Entities affiliated with Emergence Capital Partners(3)	—	—	2,928,046	10.2%	5.3%
Directors and Named Executive Officers
Eric S. Yuan(4)	74,914	*	20,837,285	72.6%	37.7%
Jonathan Chadwick(5)	5,875	*	—	—	*
Lieut. Gen. H.R. McMaster(6)	7,901	*	—	—	*
Dan Scheinman(7)	10,330	*	1,644,255	5.7%	3.0%
Santiago Subotovsky (8)	155,830	*	2,928,046	10.2%	5.3%
William McDermott (9)	11,515	*	—	—	*
Cindy Hoots (10)	10,043	*	—	—	*
Michael Fenger (11)	3,738	*	—	—	*
Aparna Bawa(12)	28,215	*	—	—	*
Michelle Chang(13)	47,699	*	—	—	*
Velchamy Sankarlingam (14)	204,701	*	—	—	*
All directors and executive officers as a group (11 persons) (15)	560,761	*	25,409,586	88.5%	46.1%

________________
*Represents beneficial ownership of less than 1%
‡The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
†Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to 10 votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances described in “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Voting Rights.”
(1)Information regarding The Vanguard Group (“Vanguard”) is based solely upon Schedule 13G/A filed by Vanguard with the SEC on January 7, 2026 reporting its beneficial ownership as of December 31, 2025. The Schedule 13G/A reports that Vanguard had shared voting power with respect to 1,764,204 shares of Class A common stock, sole dispositive power with respect to 24,670,855 shares of Class A common stock and shared dispositive power with respect to 2,296,299 shares of Class A common stock. Vanguard subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis). The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.
(2)Information regarding BlackRock, Inc. is based solely upon a Schedule 13G/A filed with the SEC on February 2, 2025 reporting their beneficial ownership as of December 31, 2024. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power over 15,409,716 shares of Class A common stock, and sole dispositive power with respect to 17,464,094 shares of Class A common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001
(3)Consists of 2,928,046 shares of Class B common stock held of record by Emergence Capital Partners III, L.P. ("ECP III"). Emergence Equity Partners III, L.P. ("EEP") is the sole general partner of ECP III, and may be deemed to beneficially own the shares of stock held directly by each ECP III. Mr. Subotovsky, one of our directors, is a member of EEP and shares
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voting and investment control with respect to shares held by the Emergence entities. The address for ECP III is 160 Bovet Road, Suite 300, San Mateo, California 94402.
(4)Consists of (i) 74,914 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2026, and (ii) 20,837,285 shares of Class B common stock held of record by Zheng Yuan and Hongyu Zhang, cotrustees of the 2018 Yuan and Zhang Revocable Trust, for which Mr. Yuan and his spouse serve as cotrustees.
(5)Consists of 5,875 shares of Class A common stock held of record by Mr. Chadwick.
(6)Consists of 7,901 shares of Class A common stock held of record by General McMaster.
(7)Consists of (i) 10,330 shares of Class A common stock held of record by Dan & Zoe Scheinman Trust Dated 2/23/01, for which Mr. Scheinman serves as trustee, (ii) 437,974 shares of Class B common stock held of record by Dan & Zoe Scheinman Trust Dated 2/23/01, for which Mr. Scheinman serves as trustee, (iii) 1,126,281 shares of Class B common stock held of record by The 2017 Scheinman Irrevocable Trust, for which Mr. Scheinman serves as trustee and (iv) 80,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2026, all of which are vested as of such date.
(8)Consists of (i) 153,442 shares of Class A common stock held of record by Mr. Subotovsky, (ii) 2,388 shares of Class A common stock held of record by the Subotovsky Mann Family Trust, for which Mr. Subotovsky serves as a trustee, and (iii) 2,928,046 shares of Class B common stock held of record by ECP III. EEP is the sole general partner of ECP III, and may be deemed to beneficially own the shares of stock held directly by each ECP III. Mr. Subotovsky is a member of EEP III and shares voting and investment control with respect to the shares held by the Emergence entities.
(9)Consists of 11,515 shares of Class A common stock held of record by Mr. McDermott.
(10)Consists of 10,043 shares of Class A common stock held of record by Ms. Hoots.
(11)Consists of 3,738 shares of Class A common stock held of record by Mr. Fenger.
(12)Consists of (i) 1,978 shares of Class A common stock held of record by the Rafik Bawa Family Trust, for which Aparna Bawa and Rafik Bawa serve as cotrustees and (ii) 26,237 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2026.
(13)Consists of (i) 25,482 shares of Class A common stock held of record by Ms. Chang, and (ii) 22,217 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2026.
(14)Consists of (i) 137,044 shares of Class A common stock held of record by Velchamy Sankarlingam, (ii) 36,060 shares of Class A common stock held of record by the Velchamy Family Trust, for which Mr. Sankarlingam serves as a trustee, (iii) 2,000 shares of Class A common stock held of record by Harshini Velchamy, Mr. Sankarlingam’s daughter, (iv) 2,000 shares of Class A common stock held of record by Ashwini Velchamy, Mr. Sankarlingam’s son, (v) 2,000 shares of Class A common stock held of record by Janani Velchamy, Mr. Sankarlingam’s daughter, and (vi) 25,597 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2026.
(15)Consists of (i) 411,796 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 25,329,586 shares of Class B common stock beneficially owned by our current executive officers and directors (iii) 80,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2026, all of which are vested as of such date, and (iv) 148,965 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2026.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
We currently have a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not considered related person transactions under this policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to such related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship would not be considered a related party transaction under this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee for review, consideration and approval or ratification. The presentation must include a description of, among other things: all of the parties to the transaction; the material facts of the proposed transaction; the interests, direct and indirect, of the related persons; the purpose of the transaction; the benefits to us of the transaction; whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally; and management’s recommendation with respect to the proposed transaction. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
Certain Related Person Transactions
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement which provides, among other things, that certain holders of our capital stock, including Eric S. Yuan, Puccini World Limited and entities affiliated with Emergence Capital, have the right to demand that we file a registration statement or request that their shares of our capital stock be included on a registration statement that we are otherwise filing.
Gift Agreement with University of California, Berkeley
In August 2021, we made a gift to the Center for Security in Politics at the University of California, Berkeley's Goldman School of Public Policy. Ms. Napolitano, who served as a director for a portion of fiscal 2026, is the founder and director of the Center for Security in Politics. The gift is for an aggregate amount of $1.0 million, payable over five years beginning on February 1, 2022.
Employment of Robert Fenger

Robert Fenger, the son of Michael Fenger, one of our directors, has been employed by the Company since 2020, most recently as an Executive Briefing Manager. His total compensation for fiscal year 2026, including equity, was approximately $219,118. Robert Fenger’s compensation was determined in accordance with the Company’s compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions. He received and continues to receive benefits available to all our employees, including participation in various employee health and welfare benefit plans. He is eligible for equity awards on the same
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general terms and conditions as applicable to employees in similar positions who do not have such family relationships.

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OTHER MATTERS
Fiscal Year 2026 Annual Report and SEC Filings
Our financial statements for our fiscal year ended January 31, 2026 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.zoom.us and are available from the SEC at its website at www.sec.gov.
A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 is available without charge upon written request to Zoom Communications, Inc., Attention: Investor Relations, 55 Almaden Blvd., 6th Floor, San Jose, California 95113 or via email to investors@zoom.us.

Special Note Regarding Forward-Looking Statements

This proxy statement and other materials we are sending you or that are available to you in connection with the Annual Meeting contain express and implied “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Zoom’s market position, opportunities, and growth strategy, product initiatives and go-to-market motions and the expected benefits resulting from the same, and market trends. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “target,” “explore,” “continue,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. By their nature, these statements are subject to numerous uncertainties and risks, including factors beyond our control, that could cause actual results, performance or achievement to differ materially and adversely from those anticipated or implied in the statements, including: declines in new customers, renewals or upgrades, or decline in demand for our platform, difficulties in evaluating our prospects and future results of operations given our limited operating history, competition from other providers of communications platforms, the effect of macroeconomic conditions on our business, including inflation and market volatility, lengthened sales cycles with large organizations, delays or outages in services from our co-located data centers, failures in internet infrastructure or interference with broadband compromised security measures including ours and those of the third parties with whom we work, and global security concerns and their potential impact on regional and global economies and supply chains. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements described under the caption “Risk Factors” and elsewhere in our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. Forward-looking statements speak only as of the date the statements are made and are based on information available to Zoom at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. We assume no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, except as required by law.

* * *
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as
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instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

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APPENDIX A

Non-GAAP Financial Measures

This proxy statement contains information regarding non-GAAP income from operations, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). We use non-GAAP financial measures internally in analyzing our financial results and believe that the use of non-GAAP financial measures, including non-GAAP income from operations, is useful as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. A reconciliation of non-GAAP income from operations to the most directly comparable GAAP measure is provided below.

Non-GAAP Income from Operations

We define non-GAAP income from operations as income from operations excluding stock-based compensation expense and related payroll taxes, expenses related to charitable donation of common stock, impairment of assets, acquisition-related expenses, and litigation settlements, net. We exclude stock-based compensation expenses, expenses related to charitable donation of common stock, and impairment of assets, because they are non-cash in nature and excluding this expense provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies. We exclude the amount of employer payroll taxes related to employee stock plans, which is a cash expense, in order for investors to see the full effect that excluding stock-based compensation expense had on our operating results. In particular, this expense is dependent on the price of our common stock and other factors that are beyond our control and do not correlate to the operation of the business. We view acquisition-related expenses when applicable, such as amortization of acquired intangible assets, transaction costs, and acquisition-related retention payments that are directly related to business combinations, as events that are not necessarily reflective of operational performance during a period. Restructuring expenses are expenses associated with a formal restructuring plan and may include employee notice period costs, severance payments, and other related expenses. We exclude these restructuring expenses because they are distinct from ongoing operational costs and we do not believe they are reflective of our current and expected future business performance and operating results. We exclude significant litigation settlements, net of amounts covered by insurance, that we deem not to be in the ordinary course of our business. In particular, we believe the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses and assist in the comparison with the results of other companies in the industry.

The following table presents a reconciliation of our non-GAAP income from operations to our GAAP income from operations as of the period presented:

	Year Ended January 31,
	2026	2025
	(in millions)
GAAP income from operations	$1,124	$813
Add:
Stock-based compensation expense and related payroll taxes	797	967
Litigation settlements, net	(18))	16
Acquisition-related expenses	25	42
Impairment of assets	18	—
Charitable donation of common stock	21	—
Non-GAAP income from operations	$1,967	$1,838

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ZOOM

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 10, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZM2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 10, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93974-P46054 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZOOM COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Elect two nominees for Class I director to serve until our 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Eric S. Yuan
02) Lieut. Gen. H.R. McMaster

The Board of Directors recommends you vote FOR Proposals 2 and 3:

	For	Against	Abstain
2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2027.	☐	☐	☐
3. Approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in our proxy statement.	☐	☐	☐

NOTE: Your proxy holder will also vote on any other business as may properly come before the meeting or any adjournment thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V93975-P46054

ZOOM COMMUNICATIONS, INC.
Annual Meeting of Stockholders
June 11, 2026 10:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Eric S. Yuan and Michelle Chang, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZOOM COMMUNICATIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM PDT on June 11, 2026 via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/ZM2026, and any adjournment or postponement thereof. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any and all adjournments and postponements thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and on such other matters as may properly come before said meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

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